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                                                                   EXHIBIT 10.13

                                WEST CORPORATION

                                   MEMORANDUM

TO: JON "SKIP" HANSON

FROM: NANCEE BERGER

DATE: JANUARY 5, 2004

RE: 2004 COMPENSATION PLAN - EXHIBIT A

The compensation plan for 2004 while you are employed as Executive Vice President for Corporate Services for West Corporation is being revised as indicated below:

1. Your base salary will be $225,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2. You are eligible to receive a quarterly performance bonus based on each quarter's pre-tax Net Income growth when compared to the same quarter the previous year. (A negative differential will result in a loss carry forward to be applied to future bonus calculations.) The bonus will be calculated by multiplying the year-to-date pre-tax Net Income differential times the rate factor minus bonuses paid year-to-date for the respective calendar year. A maximum of 75% of each bonus calculation will be paid thirty (30) days after the end of the quarter except for 4th quarter and annual true-up amount which will be paid no later than February 28, 2005.

RATE FACTOR

                                      .0048

3. All pre-tax Net Income objectives are based upon West Corporation operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually included upon completion of the transaction.

         4. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

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5.       At the discretion of executive management, you may receive an additional bonus based on your individual performance.

                                   /s/ Skip Hanson
                            ----------------------------
                            EMPLOYEE - JON "SKIP" HANSON